Exhibit 99.1

CONSENT OF INDEPENDENT VALUER
We hereby consent to the reference to our name and description of our role in the valuation process of properties owned by Hines Real Estate Investment Trust, Inc. and its subsidiaries in the text under the caption, “Market for Registrant's Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities - Market Information,” included in Part II, Item 5 of the Annual Report on Form 10-K for the year ended December 31, 2015 of Hines Real Estate Investment Trust, Inc., being incorporated by reference in the Registration Statement on Form S-3 (SEC File No. 333-182401) of Hines Real Estate Investment Trust, Inc., and the related prospectus.
In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

/s/ Cushman & Wakefield, Inc.
Cushman & Wakefield, Inc.
March 28, 2016